News Release

Media Contacts:

Joe Noel, 240.912.1851 Telkonet, Inc.

CEOcast
Michael Wachs, 212.732.4300 mwachs@ceocast.com

For Immediate Release

Telkonet Announces 2008 First Quarter Results

May 13, 2008: Germantown, MD – Telkonet, Inc. (AMEX:TKO), the leading provider of innovative, centrally managed solutions for integrated energy management, networking, building automation and proactive support services, announced today first quarter results for the period ended March 31, 2008. The results of operations include the acquisitions of EthoStream, LLC, Smart Systems International and Newport Telecommunications Co, (acquired by MSTI Holdings, Inc.) on March 9, March 15, 2007, and July 18, 2007, respectively and also includes the operations of the Company’s majority-owned subsidiary MSTI Holdings, Inc. (OTCBB: MSHI) or “MST”.

For the 2008 first quarter, Telkonet, Inc. had revenue of $5.0 million, an increase of 298% compared to $1.2 million in the 2007 first quarter. The increase was a result of both organic growth in the Company’s energy and hospitality management businesses and growth from acquisitions. Excluding revenue from its MST subsidiary, Telkonet had revenue of $4.0 million, compared to $0.8 million in the year-earlier period. Gross profit was $1.1 million, compared to a loss of $(0.07) million in the year-earlier period. All of the profit was generated from Telkonet’s operations. Selling, General and Administrative expenses were $3.6 million, compared to $4.3 million in the 2007 first quarter. Excluding Selling, General and Administrative expenses from its MST subsidiary, Telkonet’s Selling, General and Administrative expenses were $2.5 million in the 2008 first quarter, compared to $3.5 million in the 2007 first quarter.

Telkonet (excluding the results of MST) had a negative adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Stock-based compensation), a non-GAAP measure, of $(2.0) million in the 2008 first quarter, compared to negative adjusted EBITDA of $(3.8) million in the 2007 first quarter.

Telkonet, Inc. reported a first quarter 2008 net loss of $(5.1) million, or $(0.07) per share, compared to a net loss of $(5.4) million or $(0.09) per share in the 2007 first quarter. 2008 quarterly results were also impacted by a non- cash expense of $1.6 million related to the reduction of the exercise price of investor warrants previously issued in a price placement. The loss also included $(0.9) million from MST, net of minority interest, and additional expenses of $0.6 million related to interest expense, net of interest income, non-cash stock-based compensation and depreciation and amortization, while the 2007 first quarter loss included $0.3 million related to interest expense, net of interest income, non-cash stock compensation and depreciation and amortization.

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Telkonet currently has a record backlog. It has contracts and monthly services in place for more than 2,400 hotels which are expected to generate approximately $3.6 million in annual recurring support and Internet advertising revenue. The Company has also received certain purchase orders relating to a major utilities energy management initiative offered through two providers. The order backlog from one of these utility’s purchase orders, which is expected to increase, is currently expected to generate approximately $0.6 million in revenue, with committed future sales expected to generate $4.5 million in revenue for products and services to be provided through March 2010. In addition, the Company recently partnered with a similar energy efficiency program in Wisconsin, estimated to achieve 5,000 rooms and establish offerings within utility programs nationally. The Company has also contracted with a national hotel operator to install energy management devices in approximately 16,000 rooms, with revenue anticipated to be $3.8 million. The current order backlog for this contract is expected to generate $2.5 million in revenue, which is expected to be recognized through the 2008 third quarter.

“During the first quarter, we focused on near-term revenue generating opportunities which have already begun to yield results, as reflected by the sequential increase in Telkonet’s revenue,” said Jason Tienor, Telkonet’s president and CEO. “In particular, we have targeted the energy management and hospitality markets, where we have built an increase in pipeline, which will translate into revenue this year. Several of the sales we expected to complete during the first quarter will be recognized in the second quarter due to delays in receiving product shipments from China. Our recent launch of the next-generation 200Mbps Telkonet Series 5TM powerline communications (PLC) system has begun to see adoption and we have installed in several large west coast substations thus far. Our high-speed Internet access (HSIA) also continues to gain traction, as demonstrated by wins in the hospitality and education sectors. Our focus on driving near-term profitability has also seen us reduce operating expenses, through the closing of our Las Vegas office and reducing personnel costs. We remain focused on reaching profitability, and believe our backlog gives us excellent visibility into the future.”

Conference Call
The Company will hold a conference call today at 4:30 p.m. Eastern Time to discuss these results. Interested parties should dial 888.727.7659 (domestically) or 913.312.1500 (internationally). Please use passcode 4120842. There will be a replay of the call available until June 13, 2008. The replay is available by dialing 888.203.1112 (domestically) or 719.457.0820 (internationally). Please use passcode 4120842.

NON-GAAP Financial Measures
To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Telkonet Corporation attached to this news release and will post to the company’s investor relations web site (www.telkonet.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company’s quarterly financial results.

The Company, as is common in its industry, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, depreciation, amortization, taxes and other non-cash expense. In assessing the overall health of its business during the first quarter of 2008 and 2007, the Company excluded items in the following general categories, each of which are described below:

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Other Expense. In February 2008, the Company recorded a non-cash expense of $1,598,203 in connection with an amendment to 3,380,000 stock purchase warrants held by private placement investors which reduced the exercise price under such warrants from $4.17 per share to $0.6978258 per share. The Company considers this a financing transaction, and it is not an indication of current or future operating performance. Therefore the Company does not consider the inclusion of this transaction helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

Stock Based Compensation. The Company believes that because of the variety of equity awards used by companies, varying methodologies for determining stock-based compensation and the assumptions and estimates involved in those determinations, the exclusion of non-cash stock-based compensation enhances the ability of management and investors to understand the impact of non-cash stock-based compensation on our operating results. Further, the Company believes that excluding stock-based compensation expense allows for a more transparent comparison of its financial results to previous periods.

About Telkonet
Telkonet’s unique broadband networking solutions currently support more than 1.6 million network users per month, with its energy management systems optimizing energy consumption in over 80,000 rooms. Telkonet’s technology innovation is underpinned by the highest level of end-to-end quality of service, with comprehensive technical customer support. Its systems deliver wide-ranging functionality, from wired and wireless high-speed Internet access to energy management, IP surveillance and local area networking. Telkonet’s platforms are widely deployed on complexes, hospitality venues and multi-dwelling units, and at government, education and defense locations.

Telkonet’s innovations include the revolutionary Telkonet Series 5 and the Telkonet iWire System', which convert a site’s existing internal electrical infrastructure into an IP network backbone – quickly, cost- effectively and without disruption. The portfolio also includes the integrated EthoStream product suite, providing a comprehensive and advanced technology management platform for the hospitality industry, differentiated by outstanding remote management tools and a dedicated customer support facility. Telkonet SmartEnergy' completes the line-up, delivering typical bottom line savings of 30% by controlling in-room energy consumption according to occupancy. For more information, please visit www.telkonet.com.

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TELKONET, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Telkonet Segment)
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)

	For The Three Months Ended March 31,
	2008	2007
Net (loss), as reported	$(5,121,031)	$(5,401,476)
Net loss attributed to MSTI segment	867,421	1,281,139
Net loss attributed to Telkonet segment	(4,253,610)	(4,120,337)

Interest (income) expense, net	196,972	(91,237)
Depreciation and amortization	107,577	62,962
EBITDA attributed to Telkonet segment	(3,949,061)	(4,148,612)

Adjustments:
Other expense, non-cash warrant expense	1,598,203	-
Stock based compensation	303,698	354,186
Adjusted EBITDA	$(2,047,160)	$(3,794,426)

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TELKONET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For The Three Months Ended March 31,
	2008	2007
Revenues, net:
Product	$3,374,826	$637,856
Rental	1,584,195	608,413
Total revenue	4,959,021	1,246,269

Cost of sales:
Product	2,551,939	429,468
Rental	1,290,264	886,993
Total cost of sales	3,842,203	1,316,461

Gross profit	1,116,818	(70,192)

Costs and expenses:
Research and development	665,122	474,603
Selling, general and administrative	3,585,510	4,260,111
Non-employee stock based compensation	81,500	-
Employee stock based compensation	222,198	354,186
Employee stock based compensation of subsidiary	133,301	-
Depreciation and amortization	256,284	151,147
Total operating expenses	4,943,915	5,240,047

Loss from operations	(3,827,097)	(5,310,239)

Other income (expenses):
Interest income	26,590	42,347
Interest expense	(1,002,709)	(133,584)
Registration rights liquidated damages of subsidiary	500,000	-
Other income	270,950	-
Other expense	(1,598,203)	-
Total other income (Expenses)	(1,803,372)	(91,237)

Loss before provision for income taxes	(5,630,469)	(5,401,476)
Provision for income taxes	-	-
Loss before minority interest	(5,630,469)	(5,401,476)

Minority interest	509,438	-

Net loss	$(5,121,031)	$(5,401,476)

Loss per common share (basic and assuming dilution)	$(0.07)	$(0.09)

Weighted average common shares outstanding	71,848,016	58,606,420

All company, brand or product names are registered trademarks or trademarks of their respective holders.
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Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).